RAPIDTRON(TM)
                              PARTNERED WITH AXESS


For Immediate Release


                RAPIDTRON SIGNS MEMORANDUM OF UNDERSTANDING WITH
                          SMART CARD INTEGRATORS, INC.


COSTA MESA, CA -July 28, 2004 - Rapidtron, Inc., (OTCBB: RPDT), announced the signing of a memorandum of understanding ("MOU") with Smart Card Integrators, Inc. ("SCI"), a developer and marketer of smart card technology, to acquire SCI and operate it as a wholly-owned subsidiary under SCI's existing management team. The two companies have been conducting joint marketing efforts for the past year in the smart card field and are currently working together to secure new major customers in both the commercial and government markets.

The transaction is contingent upon both parties completing due diligence and negotiating a definitive agreement over the next 90 days, and upon Rapidtron raising an additional $10 million of debt and/or equity financing, prior to January 29, 2005. There can be no assurance that the transaction will close.

The MOU provides for Rapidtron to issue 5 million shares of a new series of convertible preferred stock in exchange for all of the issued and outstanding securities of SCI. Based upon future revenues of SCI, the SCI shareholders will own approximately 30 % to 35% of the total number of RPDT shares outstanding on April 15, 2006. The convertible preferred stock must be converted to common stock between April 15, 2006 and April 15, 2009.


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John  Creel,  Rapidtron  CEO,  stated,  "By bringing together our technology and hands-on experience in smart cards and access control, Rapidtron and SCI expect to provide a complete solution and become a contractor in large projects throughout the world."

Francois Allal, SCI President, stated, "The combination of the companies will provide a significant strategic advantage as we compete for projects. We plan to be competitive by offering an innovative and advanced product combining Smart card, biometric identification and access technology."

The companies expect to enter into a definitive agreement within the next 90 days and close the transaction by January 29, 2005. The two companies will continue to work as strategic partners during the due diligence period and prior to closing. Currently, the companies are collaborating on projects for fitness clubs, resorts and various Mexican government ministries.

ABOUT SMART CARD INTEGRATORS, INC. (SCI)
SCI, formed in 1996, is one of the leading North American smart card technology companies that designs, develops, and markets smart card products and related systems. SCI is a pioneer in smart card technology and has produced a proprietary family of S-CHOICE(TM) Products and Services that allow for cashless transactions for greatly reduced costs and significantly increased efficiency and revenue for their clients.

JPMorgan Chase licensed the S-CHOICE(TM) OS and S-CHOICE(TM) E-Purse for use in the Navy Cash(TM) and Marine Cash(SM) project which is now being expanded to include the S-CHOICE(TM) Java E-Purse.

The Naval Supply Systems Command (NAVSUP) and Navy Family Support, in partnership with the Financial Management Service (FMS), a bureau of the Department of the Treasury, conducted a highly successful pilot program, Navy Marine Cash, which was deployed from 2001 to 2003 on eight U.S. Navy ships representing six ship classes. The new financial cash management system allows afloat Sailors and Marines to conduct personal banking and purchasing electronically while deployed. The system consists of


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an  "electronic  purse"  on  a  commercial  debit  card,  which  utilizes  both stored-value chip and magnetic strip technology. Navy/Marine Cash(TM) reduces the need for cash aboard the ship and significantly reduces workload afloat. Fleet wide deployment of 175 Navy ships in this program is scheduled to be completed by2008.

SCI recently opened offices in Europe, staffed with a team of software engineers who are writing web enabled AFIS (Automated Fingerprint Identity Systems) applications for the global market. This SCI unit has also developed three new biometric applications - BioEntry, TimePass, and IDTech - which the Company plans to launch this year.

ABOUT  RAPIDTRON
Rapidtron is one of the leading smart card-access control companies in the United States, serving universities, fitness clubs, resorts, and amusement parks. Headquartered in Costa Mesa, CA, Rapidtron is currently providing its smart card-access control systems to Copper Mountain (Colorado) and Park City Mountain Resort (Utah), and its bar code system to U C Berkeley, UCLA, and several leading fitness clubs with over 150 systems shipped to date. Rapidtron is the exclusive North American distributor for AXESS AG, a Austrian corporation. AXESS AG is at the forefront of radio frequency smart card technology and has installed over 2,500 smart access gates and 1,500 point-of-sale systems to transit companies and resorts in Europe.

Rapidtron will continue to be traded on the Over-the-Counter Bulletin Board (OTCBB). Rapidtron was listed on the OTCBB (RPDT - OB) in May 2003. More information about Rapidtron may be obtained at www.rapditron.com

FORWARD-LOOKING  STATEMENTS
This release contains forward-looking statements within the meaning of Section 27A of the Securities Act of 1933 and Section 21B of the Securities Exchange Act of 1934. Any statements that express or involve discussions with respect to predictions, expectations, beliefs, plans, projections, objectives, goals, assumptions or future events or performance are not statements of historical fact may be forward-looking statements. Forward-looking statements are based on expectations, estimates and projections at the time the statements


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are  made  that  involve  a  number of risks and uncertainties which could cause actual results or events to differ materially from those presently anticipated. These risks include the possibility that Rapidtron or SCI will not satisfy their contingencies and will not complete the transaction, and that even if the transaction is closed, the combination of their respective business and technologies will not result in new businesses.


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